UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 20, 2015

Date of Report (Date of earliest event reported)

WOODWARD, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-08408	36-1984010
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 E. Drake Road Fort Collins, Colorado 80525

(Address of principal executive offices, including zip code)

(970) 482-5811

(Registrant’s telephone number, including area code)

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Master Agreement

On May 20, 2015, Woodward, Inc., a Delaware corporation (“Woodward”), and General Electric Company, a New York corporation (“GE”) (acting through its GE Aviation business unit), entered into a Master Agreement (the “Master Agreement”) relating to a strategic 50/50 joint venture between Woodward and GE (the “Joint Venture”). The Joint Venture will design, develop, source, supply and service the fuel system, including components from the fuel inlet up to the fuel nozzle, for GE’s GE90, GEnx and GE9X engines and GE’s future commercial aircraft engines that produce thrust in excess of 50,000 pounds.

The Master Agreement defines the rights, duties and responsibilities of Woodward and GE relating to (i) the formation and establishment of the Joint Venture and (ii) the entry into additional agreements related to the Joint Venture.

Pursuant to the Master Agreement, on the terms and subject to the conditions set forth in the Master Agreement, at the closing of the transactions contemplated by the Master Agreement (the “Closing”), (i) GE and Woodward will enter into a purchase and sale agreement pursuant to which GE will purchase from Woodward a 50% equity interest in the Joint Venture and (ii) Woodward and GE will enter into an operating agreement that will govern the Joint Venture (the “Operating Agreement”). A description of the material terms of the Operating Agreement is set forth below under the heading “Operating Agreement”. The purchase price payable by GE for its equity interest in the Joint Venture will consist of a payment of $250,000,000 (subject to certain adjustments) at the Closing. Additionally, GE will make annual payments of approximately $4,900,000 (subject to certain adjustments) during each of the 15 years following the Closing.

Woodward and GE have made customary representations, warranties and covenants in the Master Agreement, including covenants regarding (i) the formation and operation of the Joint Venture by Woodward prior to the Closing, (ii) the conduct of Woodward’s and GE’s respective fuel system businesses prior to the Closing and (iii) the use of reasonable best efforts to cause the conditions to the transactions contemplated by the Master Agreement to be satisfied. Completion of the transactions contemplated by the Master Agreement is subject to customary closing conditions, including receipt of regulatory approvals, and the transactions are expected to close near the end of calendar year 2015.

The foregoing description of the Master Agreement does not purport to be complete and is qualified in its entirety by reference to the Master Agreement, a copy of which will be filed by Woodward as an exhibit to its next quarterly report on Form 10-Q.

Operating Agreement

The Operating Agreement, once executed, will define the rights, duties and responsibilities of Woodward and GE in their roles as members of the Joint Venture.

The Joint Venture is to be managed by a board of directors, consisting of four directors. Each of GE and Woodward will have the right to appoint two directors and such directors may only be removed or replaced by the member that appointed them. Any action to be taken by the board of directors will require the unanimous approval of all four directors.

Day-to-day operations of the Joint Venture will be managed by three principal officers, the General Manager, the Finance Manager and the Technology Manager. Woodward shall be entitled to appoint the General Manager (so long as such individual is reasonably acceptable to GE), GE shall be entitled to appoint the Finance Manager (so long as such individual is reasonably acceptable to Woodward) and both Woodward and GE shall jointly appoint the Technology Manager.

Certain material actions to be taken by the Joint Venture will require approval of both GE and Woodward. Such actions include, but are not limited to, (i) the entry into contracts involving amounts that exceed a specified threshold, (ii) acquisitions or divestures of material assets, (iii) a merger, sale or other business combination of the Joint Venture and (iv) any material changes to the purpose or scope of the Joint Venture. The Operating Agreement will contain customary provisions relating to the resolution of disputes and deadlocks.

Both Woodward and GE will agree to non-competition obligations relating to designing, developing, certifying, manufacturing, producing, selling, sourcing, servicing and supporting the fuel system requirements on GE’s commercial aircraft engines that fall within the scope of the Joint Venture and will agree to only perform the foregoing activities through the Joint Venture, subject to limited agreed-upon exceptions.

Subject to certain limitations, both GE and Woodward shall be entitled to purchase the other member’s equity in the Joint Venture at fair market value in the event of a bankruptcy of, or certain material breaches by, the other member. Subject to certain limitations, GE will also be entitled to purchase Woodward’s equity in the Joint Venture at fair market value if Woodward undergoes a change of control or if Woodward sells its Aircraft Turbine Systems business unit or its aerospace fuel systems business (any such transaction, a “Woodward Sale”). If either member’s equity in the Joint Venture is so purchased, the selling member will agree to provide the purchasing member with certain transition support services. In addition, Woodward will agree to provide specified supply assurances to GE following any Woodward Sale.

The foregoing description of the Operating Agreement does not purport to be complete and is qualified in its entirety by reference to the Operating Agreement, a copy of which will be filed by Woodward as an exhibit to its next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOODWARD, INC.

Date: May 27, 2015	By:	/s/ A. Christopher Fawzy
A. Christopher Fawzy
Corporate Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer